                         [FOLEY & LARDNER LETTERHEAD]
                               (414) 297-5729                        EXHIBIT 8
                               October 6, 1995


Firstar Corporation                             Harvest Financial Corp.
777 East Wisconsin Avenue                       2560 Dodge Street
Milwaukee, WI  53202                            Dubuque, IA  52001

Gentlemen and Ladies:

     You have each requested our opinion as to certain federal income tax consequences of the proposed acquisition of Harvest Financial Corp. ("Harvest") by Firstar Corporation of Iowa ("FCI"), a wholly-owned subsidiary of Firstar Corporation ("Firstar").

     FCI is an Iowa corporation whose principal asset is the stock of one or more banking subsidiaries. Firstar is a corporation organized under the laws of the State of Wisconsin and operating as a multi-bank holding company. The outstanding shares of Firstar common stock, $1.25 par value per share ("Firstar Common Stock"), are widely held and publicly traded. Pursuant to the Rights Agreement dated as of January 19, 1989, each holder of Firstar Common Stock was granted, with respect to each share thereof, one right to purchase one one-hundredth (1/100) of a share of Firstar's Series C Preferred Stock under certain limited circumstances involving a takeover or threatened takeover of Firstar (a "Right"). Prior to the occurrence of any such limited circumstance, no Right may be transferred separately from the underlying share of Firstar Common Stock with respect to which it was granted, nor be represented by any certificate or other tangible representation other than the stock certificate of such underlying share (hereinafter, any references to Firstar Common Stock includes the Rights attributable thereto). Subsequently, the Firstar Common Stock has been split, two-for-one, and each share of Firstar Common Stock has one-half Right.

Firstar Corporation                                     Harvest Financial Corp.
October 6, 1995
Page 2

     Harvest is a corporation organized under the laws of the State of Iowa. The only capital stock it has outstanding is common stock, $1.00 par value per share ("Harvest Common Stock"). The principal asset of Harvest is the stock of Harvest Savings Bank F.S.B., a wholly-owned federally chartered savings bank.

     Firstar, FCI and Harvest have entered into an Agreement and Plan of Reorganization dated as of July 24, 1995, which has been amended and restated (the "Agreement") (the Agreement, together with the Plan of Merger, the "Merger Agreements"), pursuant to which the Harvest Common Stock will be converted into the right to receive Firstar Common Stock and cash. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreements.

     For valid business reasons, Harvest will be merged with and into FCI pursuant to a statutory merger under the Iowa Business Corporation Law (the "Merger"). Except as described below with respect to fractional shares of Firstar Common Stock, each issued and outstanding share of Harvest Common Stock held at the Effective Time by the shareholders of Firstar who have not perfected their dissenter's rights to the Merger ("non-dissenting shareholders") will be converted into the right to receive shares of Firstar Common Stock at an exchange ratio that is equal to the quotient produced (to the nearest one-thousandth of a share) by dividing the "Price Per Share" by the "Market Value of Firstar Common Stock." The Price Per Share shall be (i) if the Market Value of Firstar Common Stock is $34.00 or less, $27.00, (ii) if the Market Value of Firstar Common Stock is greater than $34.00 but less than $38.00, (x) $27.00 plus (y) the quotient produced by dividing the difference between the Market Value of Firstar Common Stock and $34.00, by 4 (for example, if the Market Value of Firstar Common Stock were $36.00, the Price Per Share would be $27.50), and (iii) if the Market Value of Firstar Common Stock is $38.00 or more, $28.00. The Market Value of Firstar Common Stock shall be the average of the closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding the Closing Date (the "Pricing Period"). The price is subject to adjustment for certain Remediation Costs as provided in Section 2.05 of the Agreement. There shall be included with each share of Firstar Common Stock exchanged in the Merger, one-half Right. A non-dissenting shareholder otherwise entitled to receive a fractional share of Firstar Common Stock will be paid cash in lieu thereof by Firstar. Subject to the foregoing, each issued and outstanding share of Harvest Common Stock held by shareholders of Harvest who have perfected their dissenter's rights ("dissenting shareholders") will be converted into the right to receive cash

Firstar Corporation                                    Harvest Financial Corp.
October 6, 1995
Page 3

in the Merger. The separate corporate existence of Harvest will cease as a result of the Merger which will occur at the Effective Time.

     In connection with the Merger, Firstar has made the representations set forth on Exhibit A attached hereto, and Harvest has made the representations set forth on Exhibit B attached hereto.

     Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

        1. Provided that the Merger qualifies as a statutory merger under the laws of the State of Iowa, the acquisition by FCI of substantially all of the assets of Harvest in exchange for shares of Firstar Common Stock and cash, and the assumption by FCI of the liabilities of Harvest, will qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Harvest. Firstar, FCI and Harvest will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

        2. The shareholders of Harvest will not recognize any gain or loss to the extent that such shareholders exchange shares of Harvest Common Stock solely for shares of Firstar Common Stock in the Merger. (Section 354(a)(1) of the Code).

        3. The basis of the Firstar Common Stock, including fractional share interests, received by a Harvest shareholder in the Merger will, in each case, be the same as the basis of the Harvest Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount of gain recognized on the exchange. (Section 358(a)(1) of the Code).

        4. The holding period of the Firstar Common Stock, including fractional share interests, received by a Harvest shareholder in the Merger will include the period during which the Harvest Common Stock surrendered in exchange thereof was held (provided that the Harvest Common stock of such Harvest shareholder was held as a capital asset at the Effective Time. (Section 1223(1) of the Code).

Firstar Corporation                                     Harvest Financial Corp.
October 6, 1995
Page 4


        5. Cash received by a Harvest shareholder in lieu of a fractional share interest of Firstar common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest in Firstar Common Stock which he/she would otherwise be entitled to receive (Rev.Rul. 66-365, 1966-2 CB 116).

        We express no opinion on the following matters:

        (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

        (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation the tax treatment of any shareholder of Harvest who acquired Harvest Common Stock pursuant to an employee stock option or otherwise as compensation; or

        (iii) The tax treatment of the Merger under the laws of any state or commonwealth or of any other jurisdiction other than the United States.

     Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

     As explained above, our opinions as set forth herein are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Closing Date, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

Firstar Corporation
October 6, 1995                                      Harvest Financial Corp.
Page 5


        We hereby consent to the use of our name in the Proxy
Statement-Prospectus and the filing of this opinion with the Securities and Exchange Commission as an exhibit thereto.

                                       Very truly yours,


                                   /s/ Foley & Lardner
                                       FOLEY & LARDNER

Attachments

[LETTERHEAD FIRSTAR]

                                  EXHIBIT A




Foley & Lardner                                              October 5, 1995


777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

             Re: Agreement and Plan of Reorganization dated as of July 24, 1995 as amended and restated, by and among Firstar Corporation ("Firstar"), Firstar Corporation of Iowa ("FCI") and Harvest Financial Corp. ("Harvest") (the "Agreement")

 Gentlemen:

        This letter is furnished to you in connection with your opinion with respect to certain federal income tax consequences concerning the proposed merger (the "Merger") contemplated by the Agreement, pursuant to which Harvest will merge with and into FCI and the shares of Harvest Common Stock will be converted into shares of Firstar Common Stock.


        The Merger is described in detail in the Agreement, which is appended to and described in the Proxy Statement-Prospectus included in the Form S-4 Registration Statement filed by Firstar on September 13, 1995 with the Securities and Exchange Commission. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.


        In connection with your opinion, we make the following representations to you:

        (a) The fair market value of the Firstar Common Stock and any other consideration to be received by each shareholder of Harvest will be approximately equal to the fair market value of the Harvest Common Stock to be surrendered in the Merger. For purposes of this representation, "fair market value" means the value agreed upon after arm's-length negotiations between two parties, neither of whom is under a compulsion to buy or sell.

        (b) FCI will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Harvest immediately prior to the Merger. For purposes of this representation, amounts paid by Harvest to dissenting shareholders or to other shareholders who receive cash, assets of Harvest used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Harvest immediately preceding the Merger, will be included as assets of Harvest held immediately prior to the consummation of the Merger. In addition, the possible transactions involving Harvest Bank described in
Section 1.04 of the Agreement, the transactions described in Section 5.12 and any other similar or related transfers of assets of Harvest or the Harvest Subsidiaries have been considered in making this representation.

Foley & Lardner


October 5, 1995


Page 2

        (c) Firstar has no plan or intention to liquidate FCI; to merge or consolidate FCI with and into another corporation or banking association; to cause FCI to sell or otherwise dispose of any of the assets of Harvest acquired in the Merger, except for (1) dispositions made in the ordinary course of its business, (2) the Bank Transactions described in the preceding paragraph, (3) the transactions described in Section 5.12 of the Agreement and (4) transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); or to sell or otherwise dispose of the stock of FCI.

        (d) Prior to the Merger, Firstar will be in control of FCI within the meaning of section 368(c) of the Code.

        (e) Following the Merger, FCI will not issue additional shares of its stock that would result in Firstar losing control of FCI within the meaning of section 368(c) of the Code.

        (f) Firstar has no plan or intention to reacquire any of the Firstar Common Stock to be issued in exchange for Harvest Common Stock in the Merger.

        (g) Firstar and FCI will pay or assume only those expenses of Harvest that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 Cum. Bull. 187. Firstar will pay the expense of preparing the Proxy Statement-Prospectus. Firstar and Harvest will share equally in the expense of printing the Form S-4 Registration Statement and Proxy Statement-Prospectus. Otherwise, Firstar and FCI will each pay their respective expenses, if any, incurred in connection with the Merger.

        (h) The liabilities of Harvest to be assumed by FCI and the liabilities to which the transferred assets of Harvest are subject were incurred by Harvest in the ordinary course of its business.

        (i) Following the Merger, FCI will continue the historic business of Harvest or use a significant portion of Harvest's historic business assets in a business.

        (j) None of the compensation received or to be received by any shareholder-employees of Harvest will be separate consideration for, or allocable to, any of their shares of Harvest Common Stock; none of the shares of Firstar Common Stock to be received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        (k) There is no intercorporate indebtedness between Firstar and Harvest or between FCI and Harvest that was issued or acquired or will be settled at a discount.

Foley & Lardner


October 5, 1995


Page 3


        (l)  Neither Firstar nor FCI is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

        (m) The payment of cash in lieu of fractional shares of Firstar Common Stock is solely for the purpose of avoiding the expense and inconvenience to Firstar of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Harvest shareholders instead of issuing fractional shares of Firstar Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Harvest shareholders in exchange for their shares of Harvest Common Stock. The fractional share interests of each Harvest shareholder will be aggregated, and no Harvest shareholder will receive cash in an amount equal to or greater than the value of one full share of Firstar Common Stock.

        (n) No event has occurred or been threatened which would entitle the shareholders of Firstar to exercise the Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of January 20, 1989, nor is any such event reasonably anticipated.

        (o)  No stock of FCI will be used in the Merger.

        (p) Firstar has a business purpose for the Merger which is other than tax avoidance and is "germane to the continuance of the business" of Firstar within the meaning of Treasury Regulations Section 1.368-2(g).

                                        Very truly yours,

                                        FIRSTAR CORPORATION


                                        By:        Jon H. Stowe
                                            ---------------------------
                                             Jon H. Stowe
                                             Executive Vice President



JHS:cmz

                                  EXHIBIT B

[HARVEST FINANCIAL CORP. LETTERHEAD]


                              October 5, 1995



Foley & Lardner
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

    Re: Agreement and Plan of Reorganization dated as of July 24, 1995, as amended and restated, by and among Firstar Corporation ("Firstar"), Firstar Corporation of Iowa ("FCI") and Harvest Financial Corp. ("Harvest") (the "Agreement")

Gentlemen:

        This letter is furnished to you in connection with your opinion with respect to certain federal income tax consequences concerning the proposed merger (the "Merger") contemplated by the Agreement, pursuant to which Harvest will merge with and into FCI and the shares of Harvest Common Stock will be converted into shares of Firstar Common Stock.


        The Merger is described in detail in the Agreement, which is appended to and described in the Proxy Statement-Prospectus included in the Form S-4 Registration Statement filed by Firstar on September 13, 1995 with the Securities and Exchange Commission. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.


        In connection with your opinion, we make the following representations to you:

        1. The fair market value of the Firstar Common Stock and any other consideration to be received by each shareholder of Harvest will be approximately equal to the fair market value of the Harvest Common Stock to be surrendered in the Merger. For purposes of this representation, "fair market value" means the value agreed upon after arm's-length negotiations between two parties, neither of whom is under a compulsion to buy or sell.

        2. There is no plan or intention on the part of the shareholders of Harvest who own five percent or more of the Harvest Common Stock, and to the best of the knowledge of the management of Harvest, there is no plan or intention on the part of the remaining shareholders of Harvest, to sell, exchange or otherwise dispose of a number of shares of Firstar Common Stock received in the Merger that would reduce the Harvest shareholders' ownership of Firstar

Foley & Lardner


October 5, 1995


Page 2

Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the aggregate value of all of the formerly outstanding Harvest Common Stock as of the same date. For purposes of this representation, (a) shares of Harvest Common Stock exchanged for cash or other property (if any), surrendered by dissenting shareholders (if any) or exchanged for cash in lieu of fractional shares of Firstar Common Stock will be treated as outstanding Firstar Common Stock on the date of the Merger and (b) any transaction, such as the making of a short sale or the acquisition of a derivative security, that would protect against loss with respect to the Firstar Common Stock, will be treated as a sale, exchange or other disposition of such stock. Moreover, shares of Harvest Common Stock and shares of Firstar Common Stock held by Harvest shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

        3. FCI will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Harvest immediately prior to the Merger. For purposes of this representation, amounts paid by Harvest to dissenting shareholders (if any) or to other shareholders who receive cash, assets of Harvest used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Harvest immediately preceding the Merger, will be included as assets of Harvest held immediately prior to the consummation of the Merger. In addition, the possible transactions involving Harvest Bank described in Section 1.04 of the Agreement, the transactions described in Section 5.12 and any other similar or related transfers of assets of Harvest or the Harvest Subsidiaries have been considered in making this representation.

        4. Harvest and the shareholders of Harvest will each pay their respective expenses, if any, incurred in connection with the Merger, except that Firstar and Harvest will share equally in the expense of printing the Form S-4 Registration Statement and Proxy Statement-Prospectus.

        5. The liabilities of Harvest to be assumed by FCI and the liabilities to which the transferred assets of Harvest are subject were incurred by Harvest in the ordinary course of its business.

        6. Harvest will pay its shareholders who properly perfect their dissenters' rights, if any, or cause FCI to assume such obligation to pay, the value of their Harvest Common Stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Firstar.

Foley & Lardner


October 5, 1995


Page 3


         7. At the Effective Time, the fair market value of the assets of Harvest transferred to FCI will equal or exceed the sum of the liabilities assumed by FCI plus the liabilities, if any, to which such assets are subject.

         8. None of the compensation received or to be received by any shareholder-employees of Harvest will be separate consideration for, or allocable to, any of their shares of Harvest Common Stock; none of the shares of Firstar Common Stock to be received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         9. There is no intercorporate indebtedness between Firstar and Harvest or between FCI and Harvest that was issued or acquired or will be settled at a discount.

        10. Harvest is not under the jurisdiction of a court in a Title 11 (United States Code) or similar case within the meaning of section 368(a)(3)(A) of the Code.

        11. Harvest is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

        12. At the Effective Time, the shareholders of Harvest will not have any "poison pill", preferred stock purchase or similar rights to acquire additional shares of Harvest Common Stock or any shares of any other class or series of stock.

        13. Harvest has a business purpose for the Merger which is other than tax avoidance and is "germane to the continuance of the business" of Harvest within the meaning of Treasury Regulations 1.368-2(g).

                                   Very truly yours,

                                   HARVEST FINANCIAL CORP.


                                   By:         Samuel H. Deaver
                                      ----------------------------------
                                       Samuel H. Deaver
                                       President/CEO


                                   By:        David L. Horstmann
                                      ----------------------------------
                                       David L. Horstmann
                                       Senior Vice President/CFO